FINAL - Solicitation Script

Transamerica High Quality Bond Fund

Inbound Info Agent Only

Meeting Date: November 11, 2022

Toll Free Number: 866-619-8480

Inbound Greeting:

Thank you for calling the Broadridge Proxy Services Center for the Transamerica High Quality Bond. My name is <Agent Name>. How may I assist you today?

If Unsure of voting:

Would you like me to review the proposal with you? <Once questions have been answered using the proxy materials provided, review the voting options available.>

If not received/Requesting material to be re-mailed:

Beneficial accounts

Mr./Ms. <shareholder’s last name>, this material was mailed on or around September 30, 2022. You will need to contact your bank or broker to request another set of materials. Should you have any questions once you have received and reviewed the material, please contact us at 1-866-619-8480 between the hours of 9:00am and 10:00pm, Eastern Time.

Beneficial voting options:

To vote please follow the instructions provided to you on the ballot.

To vote you may either go to www.proxyvote.com and enter your 16 digit control number, or, dial 1-800-454-8683 and follow the prompts on the recording. You can also sign and date your proxy card and return it in the preaddressed postage paid envelope provided.

Thank you Mr./Ms. <shareholder’s last name>, your vote is important and your time is appreciated. Have a good day.

Registered accounts

Mr./Ms. <shareholder’s last name>, I can have another proxy statement sent to you via e-mail. Please provide your complete e-mail address.

Should you have any questions once you have received and reviewed the material, please contact us at 1-866-619-8480 between the hours of 9:00am and 10:00pm, Eastern Time.

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The voting options for registered shareholders are as follows:

To vote by Internet

1) Read the Proxy Statement and have the proxy card at hand.

2) Go to website www.proxyvote.com

3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card at hand.

2) Call 1-800-690-6903

3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.

2) Check the appropriate boxes on the proxy card.

3) Sign and date the proxy card.

4) Return the proxy card in the preaddressed, postage paid envelope provided

INBOUND - CLOSED RECORDING:

Thank you for calling the Broadridge Proxy Services Center. Our offices are now closed. Please call us back during our normal business hours which are, Monday through Friday, 9:00 AM to 10:00 PM Eastern Time. Thank you.

INBOUND - CALL IN QUEUE MESSAGE:

Thank you for calling the Broadridge Proxy Services Center. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.

END OF CAMPAIGN MESSAGE:

Thank you for calling the Broadridge Proxy Services Center. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions about your investment, please contact your Financial Advisor or the fund company directly. Thank you and have a nice day.

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